Reader’s Digest Association Reports 4Q Fiscal 2006 Results:
Profits Improve at RD North America and RD International,
Offset by Declines at Consumer Business Services
and Restructuring Charges

PLEASANTVILLE, NY, August 2, 2006 - The Reader’s Digest Association, Inc. (NYSE:RDA) today reported results for the fourth quarter and full year of Fiscal 2006 ended June 30, 2006. Results for the Fiscal 2006 fourth quarter, versus the same quarter in Fiscal 2005:

•	Revenues were $557 million, up slightly versus last year. Adjusting for foreign-currency exchange fluctuation, consolidated revenues were down 1 percent.

•
Reported operating profits were $28 million, including a $(10) million restructuring charge, mainly for Books Are Fun (BAF), a $(7) million inventory charge to revalue BAF inventory for discontinued lines of business and to facilitate sales through alternative channels, and a $(6) million charge at QSP reflecting the cost of a strategic reduction in chocolate purchases. Reported operating profits in the Fiscal 2005 fourth quarter were $28 million.

•	Adjusted Operating Profits were $45 million, versus $39 million in Fiscal 2005 (see table).

•	Reported EPS was $0.13, versus $0.11 the prior year. Adjusted EPS was $0.24 in Fiscal 2006, versus $0.19 last year (see table).

Operating Profit and Earnings per Share	Q4 2006 (a)		Q4 2005 (a)
Amounts in millions, except per share data	Operating Profit	EPS	Operating Profit	EPS
Reported	$28	$0.13	$28	$0.11

Add:
Restructuring Charge	$10	$0.07	---	---
BAF Inventory Charge	$7	$0.04	---	---
Deferred Promotion Amortization	---	---	$12	$0.08
Asset Sales (b)	---	---	$(2)	---
Adjusted Operating Profit / Adjusted EPS	$45	$0.24	$39	$0.19

(a)	Certain amounts do not recalculate due to rounding.
(b)	Asset Sales were reclassified to Other Operating Items, Net, to conform to the current year’s presentation. In the past, asset sales were recorded in Other (Expense), Net.

    “As we expected, RD North America and RD International had strong operating profit growth in the fourth quarter, improving by 67 percent and 24 percent respectively,” said Eric Schrier, President and Chief Executive Officer. “But results declined sharply at Consumer Business Services. The decline principally reflects lower operating results at Books Are Fun, as well as continued investments to restore that business to greater profitability through realignment, restructuring and strengthening the sales force. Company-wide free cash flow was significantly below last year’s quarter, but we expect cash flows to return to much more robust levels in Fiscal 2007.”

4Q Variance Explanation:

•
Revenues: Consolidated revenues were up slightly to $557 million, down 1 percent currency-neutral. RD North America (RDNA) increased 7 percent to $245 million. RD International (RDI) was up 3 percent to $259 million, up 2 percent currency-neutral. Consumer Business Services (CBS) revenues declined 25 percent to $60 million, mainly attributable to BAF.

•
Profits: Adjusted operating profit was $45 million, versus adjusted operating profit of $39 million in last year’s quarter. RDNA profit increased 67 percent to $46 million. RDI profit was $33 million, up 24 percent. The profit increases by the core businesses were partly offset by losses at CBS, down $(21) million, including the $(13) million in BAF inventory charges and the reduction in chocolate purchases at QSP.

Highlights for the Full Year Fiscal 2006:

•	Improved total company revenues slightly, currency neutral.
•	Grew revenues and profits at RDNA and RDI.
•	Grew profits at QSP, including the 4Q QSP charge.
•	Launched Taste of Home Entertaining party plan business.
•	Launched businesses in six new international markets and tested in two others.
•	Launched new magazines Every Day with Rachael Ray, Daheim in Deutschland, and Reader’s Digest magazine in Romania, Croatia and Slovenia.
•	Completed the acquisition of Allrecipes.com.
•	Repurchased 4.3 million shares of RDA stock.

“In Fiscal 2006, we continued the positive momentum in our two largest segments, RD North America and RD International, while at the same time investing in these businesses to drive future growth,” Schrier said. “We also addressed many of our toughest issues head on, including the cost structure at QSP and high chocolate purchase commitments. We initiated a comprehensive turnaround program at Books Are Fun, the costs of which contributed to lower results in the near term but positions this unit for recovery beginning in Fiscal 2007.”

Following the close of the quarter, the company announced it has hired David A. Krishock, former President and CEO of Scholastic Book Fairs, an executive with extensive senior-level accomplishments in marketing, branding and direct sales, to be the new President of Books Are Fun. Krishock will work with Thomas Gardner, the company’s Executive Vice President to whom BAF reports, and Tom Barry, who has been serving as Interim President of BAF, to accelerate the unit’s turnaround.

“We are delighted to welcome Dave Krishock as Books Are Fun’s new President, as we return this unit to healthier profit margins” Schrier said. “Books Are Fun is a critically important channel for our products, as well as a creator of proprietary products that we can sell in our other channels.”

Full-Year Fiscal 2006

Operating Profit and Earnings per Share	FY 2006 (a)		FY 2005 (a)
Amounts in millions, except per share data	Operating Profit / (Loss)	EPS	Operating Profit / (Loss)	EPS
Reported	$(45)	$(1.24)	$(34)	$(0.95)

Add:
BAF Goodwill Charge	$188	$1.96	$129	$1.32
Restructuring Charge	$10	$0.07	---	---
BAF Inventory Charge	$7	$0.04	---	---
Asset Sales (b)	$(3)	---	$(14)	---
Deferred Promotion Amortization	---	---	$77	$0.50
Adjusted Operating Profit / Adjusted EPS	$156	$0.84	$158	$0.87

(a)	Certain amounts do not recalculate due to rounding
(b)	Asset Sales were reclassified to Other Operating Items, Net, to conform to the current year’s presentation. In the past, asset sales were recorded in Other (Expense), Net.

For full-year Fiscal 2006 versus Fiscal 2005:

•	Revenues were $2.4 billion, down slightly versus Fiscal 2005 (up slightly, currency neutral).
•	Reported operating loss was $(45) million, versus $(34) million.
•	Adjusted operating profits were $156 million in Fiscal 2006 versus $158 million, as shown above (see table).
•	Reported EPS was $(1.24) versus $(0.95). Adjusted EPS was $0.84 in Fiscal 2006, consistent with the most recently announced guidance range of $0.83 - $0.88, versus $0.87 last year.

Full Year Fiscal 2006 Variance Explanation

•
Revenues: RDA revenues were up slightly, currency-neutral for the first time in five years. RDNA increased 2 percent to $939 million. RDI was up 4 percent, currency-neutral to $1,031 million. CBS revenue declined by 8 percent, driven principally by declines at BAF and to a lesser extent, QSP.

•
Profits: Adjusted operating profits were $156 million. RDNA profits improved by 26 percent to $115 million. RDI profits improved by 3 percent (or 4 percent, currency-neutral) to $78 million. CBS reported a loss of $(3) million, down $(32) million, including $(13) million in inventory charges and the reduction in chocolate purchases.

Restructuring Charges
During the quarter, the company recorded restructuring charges of $(10) million, of which $(3) million is non-cash, primarily related to the BAF turnaround program and to a lesser extent to strategic downsizing activities undertaken at other business units.

Free Cash Flow
Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was $(12) million, versus $19 million in last year’s quarter. For the full year, free cash flow was $32 million, significantly below last year and expectations. Management expects that free cash flow will return to more normalized levels in Fiscal 2007, to a range of $120 million to $140 million, as much of the negative variances this year were one-time in nature, related to 2006 investments, or will be recovered in Fiscal 2007.
The principal drivers of the unfavorable Fiscal 2006 cash performance were a substantial increase in working capital, lower Adjusted EBITDA results principally at BAF, and higher tax payments. The major components of the working capital variance were investments related to new initiatives (new-country business launches, Every Day with Rachael Ray, Taste of Home Entertaining and Allrecipes.com), business restructuring and sales-rep retention programs at Books Are Fun, timing issues in the fourth quarter related to magazine and book mailings, and a number of non-cash income benefits in 2006. For Fiscal 2007, there are several initiatives underway to improve working capital including a reduction in inventory levels at BAF and chocolate purchases at QSP.

Share Repurchase Program
During the quarter, the company repurchased about 1.4 million shares of its stock at a total cost of about $20 million under the $100 million share repurchase authorization announced in April 2005. As of June 30, 2006, the company purchased about 5 million shares at a total cost of $70 million under that authorization.

Outlook
For Fiscal 2006, the company launched a new three-year plan to shift its focus from stabilization to sustainable, top- and bottom-line growth by diversifying the core business, deepening customer relationships and leveraging its global scale. Despite the shortfall at BAF, total company revenues grew over the prior year, currency neutral. Gains were driven by contributions from established businesses, reflecting a more stable active customer base, and contributions from new businesses launched within the past 24 months.
In Fiscal 2007, the company expects to continue to grow both revenues and profits, principally driven by:

•	Accelerating growth from new launches including businesses in new international markets, the magazine Every Day with Rachael Ray, and Taste of Home Entertaining.

•	Further strengthening RDNA, RDI and QSP.

•
Returning BAF to profitability through the division’s five-part plan that includes new management, cost reduction, strengthening the sales force, focusing on the core book and gift businesses, and improving the business model. The goals of the plan are to maintain and expand BAF’s leading position in the display marketing business, improve operating profit margins, and position the business for long-term revenue growth.

•	Expanding RDA’s Internet/digital presence by integrating RDA’s existing food and Web activities with Allrecipes.com, the recently acquired leading home cooks website.

For full-year Fiscal 2007, RDA expects:

•	Total company revenues to grow mid-single digits.
•
Total company operating profits to grow in low double digits, reflecting high single-digit profit growth at RDNA and RDI, and significantly improved profits at CBS in comparison with Adjusted Operating Profits. These gains will be partly offset by higher Corporate expenses related to an expected increase in legal fees as we move the BAF lawsuits to trial, as well as the absence of favorable one-time items in 2006 including the reversal of a legal reserve and reduced management compensation.

•	EPS to improve to a range of $0.88 to $0.98 per share.
•	Free cash flow in the $120 million to $140 million range, which will be used to complete the company’s $100 million share repurchase program and to pay down debt.

The company expects year-over-year revenues to grow in each of the four quarters and operating profits to grow in every quarter except Q1, when operating losses will increase significantly because of increased investment spending and a planned shift in timing of customer-acquisition marketing activities.

Segment Information
In millions	Fiscal 2006 Quarter 4 (a)	Fiscal 2005 Quarter 4 (a)	Better/ (Worse) (a)
Revenues:
Reader’s Digest North America	$245	$228		$17
Reader’s Digest International	259	252		7
Consumer Business Services	60	81		(21)
Intercompany Eliminations	(7)	(4)		(3)
Total revenues	$557	$557	$	---
Operating Profit (Loss):
Reader’s Digest North America	$46	$28		$19
Reader’s Digest International	33	27		6
Consumer Business Services (b)	(30)	(9)		(21)
Corporate Unallocated	(12)	(7)		(5)
Other operating items, net (c)	(10)	2		(12)
Deferred Promotion Amortization	---	(12)		12
Total operating profit	$28	$28	$	---

(a)	Certain amounts do not recalculate due to rounding.
(b)	Q4’06 results include $(13) million in inventory and commitment related charges.
(c)
Other operating items, net for Q4’06, consists of current year restructuring charges of $(10) million. Q4’05 consists of asset sales, which were previously recorded in other expense, net, which have been reclassified to other operating items, net, to conform to the current year’s presentation.

Reader’s Digest North America (RDNA)
In the Fiscal 2006 fourth quarter, revenues at RDNA were $245 million, an improvement of 7 percent over last year, and operating profits were $46 million, up 67 percent over last year. Revenue growth was driven by higher sales of Reiman’s newer titles Backyard Living, Birds & Blooms Extra, and Cooking for 2, increased sales of Children’s Publishing titles, and contributions from new launches Every Day with Rachael Ray and Taste of Home Entertaining. Results also include revenues from Allrecipes.com, acquired in April. These gains were partly offset by advertising declines at Reader’s Digest magazine and the division’s smaller publications. Operating profit gains were driven by higher profits from Reiman’s book businesses, reduced promotion and fulfillment costs at US Magazines, Reiman, and US Books and Home Entertainment (BHE), and lower amortization cost at Reiman.

For the full year, revenues grew by 2 percent to $939 million, the first year-over-year growth in revenues, excluding acquisitions, in six years. Revenue growth was driven by higher sales of Reiman magazines and the continued success of new initiatives Every Day with Rachael Ray and Taste of Home Entertaining. Profits improved by 26 percent, or $24 million, to $115 million, principally driven by a reduction in amortization expense at Reiman of $21 million but partly offset by significant investment in the successful new-business launches. In addition, profits improved at Reader’s Digest magazine and US BHE because of lower promotion costs. This marks the fourth consecutive year of profit growth at RDNA despite increased investment in the new initiatives.

Reader’s Digest International (RDI)
In the fourth quarter, revenues at RDI grew by 3 percent to $259 million, and operating profits improved by 24 percent to $33 million. Excluding the effects of foreign currency translation, revenues and profits increased by 2 percent and 23 percent respectively. Revenue gains were driven by higher sales in established markets like Russia, Australia, Asia, and Mexico, and from newer markets Romania, Croatia, Slovenia, Ukraine, and Bulgaria. The growth in operating profits reflect revenue-driven profit gains in Australia, Asia, Russia, Croatia, and Slovenia, and lower costs in France and Germany, offset by softness in some Central European markets.

For the full year, revenues at RDI grew by 2 percent, or 4 percent exchange neutral, to $1,031 million, representing the first year-over-year increase in revenues in five years. Revenue gains were driven by growth in several markets including Germany, France, Benelux, Australia, Asia, Hungary, Brazil and Russia, as well as significant revenue growth from 10 businesses launched in new countries since 2004. The strongest indicator of healthy sales is the active customer base, which grew in Fiscal 2006. Operating profit grew by 3 percent, or 4 percent exchange neutral, to $78 million. Profit growth principally reflects revenue-led profit gains in the markets listed above. Margins remained relatively flat in Fiscal 2006 as improved profits were partly offset by investments to drive incremental revenues.

Consumer Business Services (CBS)
In the fourth quarter, CBS reported revenues of $60 million, down from $81 million last year, and operating losses of $(30) million, versus a loss of $(9) million last year. For the full year, CBS reported revenues of $446 million, down from $485 million last year, and operating losses of $(3) million, versus profits of $29 million last year. Operating losses in both the quarter and the year include a charge at BAF of $(7) million to revalue inventory for discontinued lines of business and to sell through alternative channels and a $(6) million charge reflecting the cost of a strategic reduction of chocolate purchases.

QSP revenues were down for the quarter and the full year, mainly because of fewer magazine sales versus Fiscal 2005. Operating profits, excluding the QSP charge, increased versus last year, mainly because of a successful cost-reduction program.

For the quarter and the year, BAF revenue declines were driven by fewer events and lower event averages, which produced lower operating results versus Fiscal 2005. Operating losses were exacerbated by the impact of the program to realign and reposition the unit to improve its long-term profitability. These factors included discontinuation of several lines of business (to focus on the core book and gift businesses), aggressive sales representative retention programs, and higher legal fees incurred in connection with suits against the former founder of BAF, Imagine Nation Books and certain former executives of Books Are Fun.

Corporate Unallocated
Corporate unallocated expenses for the quarter and full year Fiscal 2006 were $(12) million and $(41) million, respectively. This compares to Corporate unallocated expenses of $(7) million and $(38) million in the year-ago quarter and prior year, respectively. The unfavorable variances for the quarter and full year principally reflect increased costs associated with the expensing of stock options and lower pension income, partly offset by lower compensation expense.

Non-GAAP Financial Measures
The company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate external analysis of the company’s operating performance, the company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

•
Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period.

Reconciliation of Free Cash Flow, in millions	Q4 Fiscal 2006 (a)	Q4 Fiscal 2005
Reported change in cash per cash flow statement (see Table 4)	$(25)	$(11)
Change in total borrowings	(82)	15
Acquisitions and divestitures, net	66	---
Dividends	10	10
Share repurchases	20	5
Free Cash Flow (Use) / Source	$(12)	$19

(a) Certain amounts do not recalculate due to rounding.

•
Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management’s measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any “excess” cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

•	Adjusted Operating Profit / Adjusted EPS
Adjusted operating profit is defined as operating profit exclusive of the sale of non-strategic assets, restructuring activities and significant non-cash charges.

Adjusted EPS is defined as earnings per share exclusive of restructuring activities and significant non-cash charges.

The company considers adjusted operating profit and adjusted earnings per share to be profitability measures that facilitate forecasting of our operating results for future periods and allow for the comparison of our operating results with historical periods. A limitation of these measures is that they do not adjust for all items that affect operating profit and earnings per share during the period.

•	Adjusted EBITDA
Adjusted EBITDA (operating profit before other operating items, depreciation and amortization, and significant non-cash charges including those for goodwill) is a measure used by management in evaluating the company’s cash-generating ability as it provides operating profit exclusive of non-operating items and significant non-cash expenses, including depreciation, amortization, and goodwill charges.

The company will host a conference call with financial analysts to discuss the company’s fourth quarter results on August 2, 2006, at 8:30 a.m. ET. The company invites investors to listen to the webcast of the conference call at the company’s Investor Relations Web site, www.rda.com. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rda.com.
The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. The company reports business results in three segments: RD North America, RD International and Consumer Business Services. Global headquarters are located at Pleasantville, New York.

This release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

						Table 1 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)
(unaudited)

	Three-month period ended			Year ended
	June 30, 2006 and 2005 (A)			June 30, 2006 and 2005

	Fiscal Year		Better/	Fiscal Year		Better/
	2006	2005	(Worse)	2006	2005	(Worse)

Revenues	$557.3	$556.8	0%	$2,386.2	$2,389.7	0%

Product, distribution and editorial expenses	(238.2)	(227.0)	(5%)	(997.1)	(970.9)	(3%)
Promotion, marketing and administrative expenses	(281.4)	(303.6)	7%	(1,240.0)	(1,337.5)	7%
Goodwill charge (B)	---	---	N/M	(187.8)	(129.0)	N/M
Other operating items, net (C)	($10.2)	$1.7	N/M	($6.8)	$14.1	N/M

Operating profit (loss)	27.5	27.9	(1%)	(45.5)	(33.6)	(35%)

Other (expense) income, net (D)	(12.3)	(15.1)	19%	(41.1)	(45.8)	10%

Income (loss) before income tax	15.2	12.8	19%	(86.6)	(79.4)	(9%)

Income tax provision	(3.0)	(1.6)	(88%)	(30.8)	(11.5)	(168%)

Net income (loss)	$12.2	$11.2	9%	($117.4)	($90.9)	(29%)

Basic earnings (loss) per share:
Weighted average common shares outstanding	94.3	97.5		95.9	97.4

Basic earnings (loss) per share	$0.13	$0.11	18%	($1.24)	($0.95)	(31%)

Diluted earnings (loss) per share:
Adjusted weighted average common shares outstanding	95.1	100.2		95.9	97.4

Diluted earnings (loss) per share	$0.13	$0.11	18%	($1.24)	($0.95)	(31%)

Dividends per common share	$0.10	$0.10	---	$0.40	$0.30	---

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended June 30, 2006 and 2005 are the fourth fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods, the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter of fiscal 2006.
Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million or $(1.96) per share to reduce goodwill at Books Are Fun during the second quarter of fiscal 2006. During the third quarter of fiscal 2005, the Company recorded a non-cash charge of $(129.0) million or $(1.32) per share, to reduce the carrying amount of goodwill at Books Are Fun.

(C) Included in other operating items, net are current year restructuring charges and gains from the sales of certain non-strategic assets. The three month period ended June 30, 2006 consists of $(10.2) million in restructuring charges. The year ended June 30, 2006 primarily consists of the restructuring charges of $(10.2) million and gains of $2.5 million on the sale of real estate in Mexico and $0.5 million in art sales. The three month period ended June 30, 2005 consists of a $1.7 million gain on art sales. The year ended June 30, 2005 consists of $14.1 million in gains on sales of buildings, magazine divestitures and art sales. In previous periods, sales of non-strategic assets were recorded in other (expense) income, net, and have been reclassified to other operating items, net to conform to the current period presentation.

(D) Other (expense) income, net is comprised primarily of interest expense. The three month period ended June 30, 2005 also includes $(7.3) million of debt financing fees in connection with the refinancing of the five-year revolving credit facility.

N/M - Not meaningful.

						Table 2 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Revenues and Operating Profit (Loss) by Operating Segments
(In millions)
(unaudited)

	Three-month period ended			Year ended
	June 30, 2006 and 2005 (A)			June 30, 2006 and 2005

	Fiscal Year			Fiscal Year
			Better/			Better/
	2006	2005	(Worse)	2006	2005	(Worse)

Revenues

Reader's Digest North America	$244.9	$228.1	7%	$939.4	$917.3	2%

Reader's Digest International	258.9	252.4	3%	1,031.2	1,012.1	2%

Consumer Business Services	60.1	80.6	(25%)	445.6	485.1	(8%)

Intercompany eliminations (B)	(6.6)	(4.3)	(53%)	(30.0)	(24.8)	(21%)

Total Revenues	$557.3	$556.8	0%	$2,386.2	$2,389.7	0%

Operating profit (loss)

Reader's Digest North America	$46.4	$27.8	67%	$114.5	$90.8	26%

Reader's Digest International	33.4	26.9	24%	78.3	76.1	3%

Consumer Business Services	(30.1)	(9.2)	(227%)	(2.7)	29.4	(109%)

Corporate unallocated (C)	(12.0)	(6.9)	(74%)	(41.0)	(37.9)	(8%)

	$37.7	$38.6	(2%)	$149.1	$158.4	(6%)

Other operating items, net (D)	($10.2)	$1.7	N/M	($6.8)	$14.1	N/M
Goodwill charge (E)	---	---	N/M	($187.8)	($129.0)	N/M
Deferred promotion amortization (F)	---	(12.4)	N/M	---	(77.1)	N/M

Total operating profit (loss)	$27.5	$27.9	(1%)	($45.5)	($33.6)	(35%)

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended June 30, 2006 and 2005 are the fourth fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) In the normal course of business, the company's segments enter into transactions with one another. These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations. However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and stock and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(D) Included in other operating items, net are current year restructuring charges and gains from the sales of certain non-strategic assets. The three month period ended June 30, 2006 consists of $(10.2) million in restructuring charges. The year ended June 30, 2006 primarily consists of the restructuring charges of $(10.2) million and gains of $2.5 million on the sale of real estate in Mexico and $0.5 million in art sales. The three month period ended June 30, 2005 consists of a $1.7 million gain on art sales. The year ended June 30, 2005 consists of $14.1 million in gains on sales of buildings, magazine divestitures and art sales. In previous periods, sales of non-strategic assets were recorded in other (expense) income, net, and have been reclassified to other operating items, net to conform to the current period presentation.

(E) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods, the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter of fiscal 2006.
Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million or $(1.96) per share to reduce goodwill at Books Are Fun during the second quarter of fiscal 2006. During the third quarter of fiscal 2005, the Company recorded a non-cash charge of $(129.0) million or $(1.32) per share, to reduce the carrying amount of goodwill at Books Are Fun.

(F) For the three month period ended June 30, 2005, deferred promotion amortization amounted to $(12.4) million, which reflects the expensing of the deferred magazine promotion asset as of June 30, 2004, and includes $(0.1) million from the effects of foreign exchange. For the twelve-month period ended
June 30, 2005, the total deferred promotion amortization is $(77.1) and includes $(0.6) million from the effects of foreign exchange.

N/M - Not meaningful.

		Table 3 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
(unaudited)

	June 30,	June 30,
	2006	2005
Assets
Cash and cash equivalents	$34.7	$37.7
Accounts receivable, net	261.9	233.9
Inventories	172.3	162.4
Prepaid and deferred promotion costs	62.3	53.8
Prepaid expenses and other current assets	173.1	144.9

Total Current Assets	704.3	632.7

Property, plant and equipment, net	119.3	119.3
Goodwill	744.1	880.9
Other intangible assets, net	134.4	137.8
Prepaid pension assets	324.6	307.9
Other noncurrent assets	95.4	102.0

Total Assets	$2,122.1	$2,180.6

Liabilities and Stockholders' Equity
Accounts payable	$128.2	$109.8
Accrued expenses	257.3	267.4
Income taxes payable	40.6	34.5
Unearned revenues	394.1	395.5
Other current liabilities	9.8	12.4

Total Current Liabilities	830.0	819.6

Long-term debt	695.0	559.2
Unearned revenues	131.2	133.0
Accrued pension	108.7	121.5
Postretirement and postemployment benefits other than pensions	94.2	96.7
Other noncurrent liabilities	87.9	84.4

Total Liabilities	1,947.0	1,814.4

Capital stock	30.3	21.2
Paid-in capital	208.1	206.8
Retained earnings	1,064.3	1,221.6
Accumulated other comprehensive loss	(67.4)	(84.1)
Treasury stock, at cost	(1,060.2)	(999.3)

Total Stockholders' Equity	175.1	366.2

Total Liabilities and Stockholders' Equity	$2,122.1	$2,180.6

				Table 4 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In millions)
(unaudited)

	Three-month period ended		Year ended
	June 30, (A)		June 30,
	2006	2005	2006	2005

Cash flows from operating activities
Net (loss) income	$12.2	$11.2	($117.4)	($90.9)
Depreciation and amortization	8.7	12.1	36.8	56.9
Asset impairments	2.8	---	190.6	129.0
Amortization of debt issue costs	0.4	7.3	1.5	10.3
Stock-based compensation	3.3	3.0	14.3	11.2
Net gain on sales of long-term assets	(0.5)	(1.7)	(4.1)	(14.3)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable, net	18.4	26.3	(19.1)	3.6
Inventories	28.0	19.4	(7.8)	(7.7)
Prepaid and deferred promotion costs	(22.2)	(6.3)	(7.5)	54.0
Other assets	0.8	8.5	(25.7)	13.6
Unearned revenues	(58.4)	(38.0)	(9.2)	(9.0)
Income and deferred taxes, net	(6.8)	(3.3)	(0.3)	0.1
Accounts payable and accrued expenses	6.7	(10.7)	1.9	(7.1)
Other liabilities	(2.9)	(2.3)	(6.3)	(10.7)

Net change in cash due to operating activities	(9.5)	25.5	47.7	139.0

Cash flows from investing activities
Proceeds from sales of other long-term assets	0.5	2.6	0.9	6.7
Proceeds from sales of property, plant and equipment	---	4.7	3.7	62.8
Purchase of Allrecipes.com, net of cash acquired	(65.9)	---	(65.9)	---
Purchases of intangible assets	---	---	(0.5)	---
Capital expenditures	(5.3)	(10.5)	(19.9)	(23.5)
Net change in cash due to investing activities	(70.7)	(3.2)	(81.7)	46.0

Cash flows from financing activities
Proceeds from borrowings, net	82.0	251.2	135.8	214.6
Repayments of term loan	---	(266.1)	---	(377.0)
Dividends paid	(9.9)	(10.1)	(39.9)	(30.5)
Cash paid for financing fees	(0.3)	(1.8)	(0.3)	(2.2)
Treasury stock repurchases	(19.6)	(5.0)	(65.2)	(5.0)
Proceeds from employee stock purchase plan and exercise of stock options	0.7	3.3	2.2	3.3
Other, net	0.1	(2.2)	(3.7)	(3.0)
Net change in cash due to financing activities	53.0	(30.7)	28.9	(199.8)

Effect of exchange rate changes on cash	2.0	(2.6)	2.1	2.2

Net change in cash and cash equivalents	(25.2)	(11.0)	(3.0)	(12.6)

Cash and cash equivalents at beginning of period	59.9	48.7	37.7	50.3

Cash and cash equivalents at end of period	$34.7	$37.7	$34.7	$37.7

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended June 30, 2006 and 2005 are the fourth fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.